Exhibit 10.22

Execution Version

EMBARK TRUCKS INC.

424 Townsend St, San Francisco, CA

April 2, 2021

Richard Hawwa

[***]

Dear Richard:

Embark Trucks Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.Position. You will be employed in a full-time position as Chief Financial Officer and you will report to the Company’s Chief Executive Officer. You will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities that are not inconsistent with your position as Chief Financial Officer. By signing this letter agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.Place of Performance. You will not be required to relocate your primary residence to the metropolitan area of the Company’s headquarters; provided that you understand and agree that you will be required to travel from time to time for business purposes (including, without limitation, to the Company’s headquarters as appropriate to fulfill the duties set forth above in Section 1).

3.Base Salary. You will be paid a starting salary at the rate of $350,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions. Your salary will be subject to review at least annually by the Board of Directors or committee thereof (the “Board”) for increase. The base salary as determined herein and increased from time to time will constitute “Base Salary” for purposes of this Agreement.

4.Annual Bonus. You will be entitled to participate in any short-term incentive compensation plan or program generally applicable to other similarly situated executives on the same basis as other similarly situated executives.

5.Retention Bonus. The Company will advance you $150,000 as a retention bonus (the “Retention Bonus”) on or about the first regularly scheduled payday of your employment. Such bonus will only be earned if you complete 12 months of employment following your employment start date (the “Retention Period”). If your employment terminates prior to the completion of such Retention Period by the Company for Cause or by you other than pursuant to a Resignation for Good Reason, you acknowledge and agree that you will immediately return a prorated amount of the Retention Bonus (that is, an amount equal to 1/12th multiplied by (i) (A)

12 less (B) the number of whole months of employment you have completed with the Company) to the Company in a check made payable to the Company.

6.Equity Grant. Subject to the approval of the Board, you will be granted an equity grant covering 1,500,000 shares of the Company’s common stock (the “Equity Grant”). The Equity Grant will be granted in the form of award generally being used in the Company’s equity program in place at the time of such grant (expected to be options or restricted stock units) or, to the extent elected by you prior to such grant, restricted stock. The Equity Grant will vest at the rate of 25% of the Equity Grant on the 1 year anniversary of your employment start date with the Company and 1/48th of the Equity Grant on each monthly anniversary thereafter, subject to your continuous service with the Company through each vesting date. You will vest in 100% of your remaining unvested portion of the Equity Grant if (a) the Company is subject to a Change of Control before your service with the Company terminates and (b) you are subject to an Involuntary Termination within 12 months after such Change of Control. The Equity Grant will be subject to the terms and conditions set forth in the Company’s 2016 Stock Plan and the Company’s standard form of grant agreement.

In addition, subject to approval of the Board, you will be eligible for equity-based incentive awards at times and on terms substantially similar to other similarly situated executives, excluding any sign-on, retention, special or other one-time awards. For the avoidance of doubt, nothing herein obligates the Company to make future equity-based incentive awards to you or any other similarly situated executives.

7.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in those Company-sponsored benefits generally made available to all full-time employees, which currently include health, vision and dental insurance for you and your dependents (spouse and children), life insurance and 401k. In addition, you will be entitled to paid time off, vacation, holidays and sick leave on the same basis as made available to other similarly situated executives.

8.Expenses. You will be reimbursed in accordance with the Company’s expense reimbursement policy, as may be amended from time to time, for all reasonable, out-of-pocket business and travel expenses incurred and paid by you in connection with the performance of your duties hereunder. In addition, upon presentation of appropriate documentation, the Company will reimburse your reasonable counsel fees, not to exceed $10,000, incurred in connection with the negotiation and documentation of this letter agreement, payable within 30 days following your employment start date (subject to your timely commencement of employment with the Company).

9.Indemnification and D&O. The Company hereby agrees to indemnify, defend and hold you harmless to the maximum extent provided under applicable law and the organizational documents of the Company and its affiliates (as such may be amended from time to time) against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your performance of your duties or obligations with the Company or its affiliates (other than any acts or omissions of willful misconduct, bad faith or fraud). In addition, the Company will cover you under directors’ and officers’ liability insurance both during your employment as an officer and, while potential liability exists, after your termination of employment, in the same amount and to the same extent as the Company covers its other similarly situated officers. The obligations set forth in this paragraph will survive your termination of employment.

10.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A.

11.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer. Upon termination of your employment for any reason, unless otherwise determined by the Board, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates and shall promptly execute all documentation necessary or appropriate to effect such resignations.

12.Severance Pay.

(a)General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 12. However, this Section 12 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company in the Company’s customary form; provided that such release shall not waive or release (i) any right to the benefits, including any severance benefits, to which you are entitled hereunder, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification, and (iii) any rights you may have as a member or holder of equity or other securities of the Company. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be earlier than 10 days or later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 12.

(b)Severance. If you are subject to an Involuntary Termination, the Company will (i) continue to pay your base salary for a period of 6 months after your Separation and 50% of any annual target bonus, if applicable (the “Prorated Target Bonus”); and (ii) to the extent you timely elect to continue coverage under the Company’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continue to provide coverage to you under the Company’s group health plans in accordance with COBRA for a period of 6 months following the date of termination of employment at the same cost as if you had remained employed. For the avoidance of doubt, the COBRA continuation period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently with the period of continued group health plan coverage pursuant to this Section

12(b). Your base salary continuation will be paid at the rate in effect at the time of your Separation. Your base salary continuation and Prorated Target Bonus shall be paid in substantially equal installments in accordance with the Company’s standard payroll procedures over the period of 6 months after your Separation. The salary continuation and Prorated Target Bonus payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year. Notwithstanding the foregoing, in the event the Company adopts a severance plan, policy, agreement or arrangement (a “Severance Program”) applicable to its executives to which you are eligible, you will be entitled to the greater of the entitlements provided under the Severance Program and this letter agreement, subject to compliance with Section 409A of the Code.

13.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Board; provided that the foregoing will not restrict you from serving on the boards of directors of non-profit organizations or participating in charitable, civic, educational, professional, community or industry affairs. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

14.Tax Matters.

(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 12(b) is hereby designated as a separate payment. The intent of the parties is that payments and benefits under this letter agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 12(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. No provision of this letter agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from you or any other individual to the Company or any of its affiliates, employees or agents.

(c)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

15.Miscellaneous.

(a)Governing Law. The validity, interpretation, construction and performance of this letter agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of California, without giving effect to principles of conflicts of law.

(b)Entire Agreement. This letter agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof. This letter agreement is a binding contract and may not be modified or amended except by a written agreement, signed by the Company and by you. Whenever in this letter agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text.

(c)Counterparts. This letter agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(d)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(e)Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and you and the Company’s and your respective successors and assigns, as applicable; provided that you may not assign your rights and obligations hereunder with the consent of the Board. For the avoidance of doubt, the Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company or any subsidiary or affiliate thereof (by merger or otherwise).

16.Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

(a)“Cause” means (i) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) your material breach of any written agreement between you and the Company, (iii) your material failure to comply with the Company’s material written policies or rules,

(iv) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) your gross negligence or willful misconduct (A) in the performance of your duties for the Company or (B) that could reasonably be expected to bring you or the Company into public disrepute, scandal, contempt or ridicule that shocks, insults or offends a substantial portion or group of the public, (vi) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (vii) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided that, with respect to subparts (ii), (iii), (vi), and (vii) above, no such determination may be made until you have been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (provided that no such notice or cure period shall be required to the extent that either (A) the events or circumstances constituting “Cause” are not curable or (B) the provision of such notice or cure period could result in material harm to the Company). Notwithstanding the foregoing, any action or inaction taken by you based upon your reasonable reliance on advice of counsel to the Company or the direction of the Board of Directors or Chief Executive Officer shall not in and of itself form the basis for Cause.

(b)“Change of Control” shall have the meaning set forth in the Company’s 2016 Stock Plan; provided that, notwithstanding the forgoing, (i) a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation and (ii) a transaction or series of transactions by merger, consolidation, share exchange, business combination or otherwise with a publicly traded “special purpose acquisition company” or its subsidiary in which the common stock or share capital of such entity or its successor entity is publicly listed on a securities exchange or marketplace shall not constitute a Change of Control.

(c)“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

(d)“Resignation for Good Reason” means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

i.A reduction in your Base Salary, other than a reduction of up to 10% in connection with similar decreases of other officers of the Company;

ii.A diminution in title from that set forth in Section 1, or a material diminution of your authority, duties or responsibilities provided however, that a change in your title, position or authority following a Change of Control shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change of Control;

iii.A material change in the Company’s remote work policies requiring a relocation of your principal workplace by more than 30 miles; or

iv.The Company’s material breach of this letter agreement.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

(e)“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

(f)“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

[Signature Page Follows]

If you wish to accept this offer, please sign and date this letter agreement and the attached Confidential Information and Invention Assignment Agreement and return them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on April 4, 2021.

We look forward to your favorable reply and to working with you at Embark!

Very truly yours,

EMBARK TRUCKS INC.

/s/ Alex Rodrigues
Alex Rodrigues, CEO

ACCEPTED AND AGREED:

/s/ Richard Hawwa
(Signature)
April 2, 2021
Date

Anticipated Start Date: April 19, 2021

Attachments:

Attachment A: Confidential Information and Invention Assignment Agreement

Signature Page to Employment Letter